Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Palo Alto Networks, Inc. 2012 Equity Incentive Plan, and 2012 Employee Stock Purchase Plan of our reports dated September 24, 2013, with respect to the consolidated financial statements for the year ended July 31, 2013 of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
September 24, 2013